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                              CONSULTING AGREEMENT

         THIS AGREEMENT (the "Agreement"), is made and entered into as of this day of August, 2000, by and between DAVID MARKS, with offices at 3 & 4 Bentick Street, London UK W1M 5RN ("Consultant") and FONECASH, INC., with offices at 90 Park Avenue, Suite 1700, New York, NY 10016 ("Company") (together the "Parties").

         WHEREAS, the Parties desire to formalize the terms and conditions under which Consultant shall provide consulting services to the Company;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other valid consideration, receipt of which is hereby acknowledged, the Parties agree as follows:

1.       Term of Agreement and Renewal.

         The Agreement shall remain in effect from the date of execution hereof through the expiration of a one year period, and may be renewed upon the mutual consent of the Parties.

2.       Nature of Services to be Rendered.

         Consultant shall provide the Company with consulting services, including, but not limited to, utilizing reasonable efforts to locate a licensee for the Company's proprietary technology on a non-exclusive basis in the United Kingdom.

3.       Compensation.

         As compensation for his consulting services rendered hereunder, the Company, shall issue to the Consultant options to purchase shares of the Company's common stock, par value per share, as follows:

         (i) simultaneously with the execution of this Agreement, an option to purchase four hundred fifty thousand (450,000) shares of common stock exercisable at $0.75 per share, substantially in the form attached hereto as Exhibit A ("A Option"); and

         (ii) if the Consultant is successful in locating a licensee acceptable to the Company, the Company shall issue Consultant an option to purchase three hundred fifty thousand (350,000) shares of common stock exercisable at $0.75 per share, substantially in the form attached hereto as Exhibit B ("B Option"); and
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         (iii) simultaneously with the execution of this Agreement, an option to purchase six hundred fifty thousand (650,000) restricted shares of common stock exercisable at $0.75 per share, substantially in the form attached hereto as Exhibit C ("C Option").

4.       Warranties and Representations of the Consultant.

         In order to induce the Company to enter into this Agreement, the Consultant hereby makes the following unconditional warranties and representations:

         (a) Consultant is not now a party to a consulting agreement with any other corporation or entity involved in a business which is the same as or similar to the Company's.

         (b) Consultant is permitted to provide consulting services to any corporation or entity engaged in a business identical or similar to the Company's, provided, however, that the Consultant shall keep confidential all information it receives from the Company which is of a confidential or proprietary nature, without disclosure to or for the benefit of any third parties.

5.       Warranties and Representations of the Company.

         In order to induce the Consultant to enter into this Agreement, the Company hereby makes the following unconditional warranties and representations:

         (a) The Company is not a party to any other contract or agreement with terms identical to those contained herein.

         (b) The Company acknowledges that Consultant does not guarantee its ability to cause the consumption of any contract or merger or acquisition with any corporate candidate.

6.       Issuance of Options to Consultant.

         The Company shall cause to be issued and delivered to Consultant the Options bearing the signatures of its President and Secretary. The Company shall take all corporate action necessary for the Options issuance to be legally valid and irrevocable, including obtaining the prior unanimous written consent of its Board of Directors.

7.       Registration Obligations.

         The Company expressly agrees to register, with the Securities and Exchange Commission, the shares of common stock underlying the A Options and B Options (if and when issued) in a registration statement on Form S-8, if and when available (and all related qualifications under the state securities laws.
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         If the Company proposes to register any of its securities under the
Securities Act of 1933, as amended, for sale to the public, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Forms S-4, S-8 and any successor forms thereto), each such time it will give written notice to such effect to the Consultant at least 30 days prior to such filing. Upon the written request of the Consultant received by the Company within 20 days after the giving of any such notice by the Company, the Company will cause the shares of common stock underlying the C Options to be included in the securities to be covered by the registration statement proposed to be filed by the Company. Notwithstanding the foregoing, in the event that any registration shall be, in whole or in part, an underwritten public offering of common stock, the number shares of common stock to be included in such an underwriting may be reduced pro rata among the Consultant and the other selling stockholders and if and to the extent that the managing underwriter shall be of the good faith opinion that such inclusion would adversely affect the success of such an underwriting, shall be excluded from the offering provided, that such number of shares of common stock shall not be excluded if any shares of common stock are to be included in such underwriting for the account of any person other then the Company. Notwithstanding the foregoing provisions, the Company may withdraw any such registration statement without thereby incurring any liability to the Consultant.

8.       Expense Reimbursement.

         Consultant shall be entitled to receive cash reimbursement, and the Company shall provide cash reimbursement, of all cash expenses paid by Consultant on behalf of the Company in performance of his duties hereunder. Such expenses shall include without limitation expenses for communications and travel. In no event, however, will Consultant incur on behalf of the Company an expense in excess of $500 without the prior written consent of the Company.

9.       Indemnification of Consultant by the Company.

         The Company shall indemnify and hold harmless Consultant from and against any and all liabilities and damages in connection with the Company's ownership and operation and, without limiting the foregoing, shall pay the Consultant's legal fees and expenses if Consultant is named as a defendant in any proceedings brought in connection with the services provided hereunder.

10.      Indemnification of the Company by the Consultant.

         Consultant shall indemnify and hold harmless the Company and its principals from and against any and all liabilities and damages arising out of actions taken by Consultant in connection with his services as consultant, which actions were not authorized by the Company.

11.      Arbitration.

         Any and all conflicts, disputes and disagreements arising out of or in connection with any aspect of the Agreement shall be subject to arbitration in accordance with the rules of The American Arbitration Association then in effect. Written Notice of Dispute shall be served by either Party upon the other Party at its address set forth herein or such other address as it shall have provided in writing for that purpose, and the arbitration date shall be set no later than two months from the date such Notice is served. The dispute shall be submitted to The American Arbitration Association in
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the headquarters nearest to the Company's office. The Parties designate any
State or Federal court in the State of New York as the court in which any arbitration award shall be subject to confirmation, and will abide by such confirmation.



12.      Entire Understanding/Incorporation of other Documents.

         This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof, superseding any and all prior agreements or understandings whether oral or written, and no further or additional agreements, promises, representations or covenants may be inferred or construed to exist between the Parties.

13.      No Assignment or Delegation Without Prior Approval.

         No portion of the Agreement or any of its provisions may be assigned, nor obligations delegated, to any other person or party without the prior written consent of the Parties except by operation of law or as otherwise set forth herein.

14.      Survival of Agreement.

         The Agreement and all of its terms shall inure to the benefit of any permitted assignees of or lawful successors to either Party.

15.      No Amendment Except in Writing.

         Neither the Agreement nor any of its provisions may be altered or amended except in a dated writing signed by the Parties.

16.      Waiver of Breach.

         No waiver of any breach of any provision hereof shall be deemed to constitute a continuing waiver or a waiver of any other portion of the Agreement.

17.      Severability of the Agreement.

         Except as otherwise provided herein, if any provision hereof is deemed by arbitration or a court of competent jurisdiction to be legally unenforceable or void, such provision shall be stricken from the Agreement and the remainder hereof shall remain in full force and effect.

18.      Governing Law.
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         The Agreement and its provisions shall be construed in accordance with and pursuant to, and governed by, the laws of the State of New York, as applicable to agreements to be performed solely within the State of New York, without regard to its conflict-of-laws provisions then in effect.

19.      No Construction Against Drafter.

         The Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party causing the drafting hereof.

         IN WITNESS WHEREOF, the Parties have executed the Agreement as of the date first above written.


         By:  /s/ David Marks
              -----------------------
              David Marks, Consultant


         FONECASH, INC.


         By:  /s/ Daniel E. Charboneau
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              Daniel E. Charboneau, President